CAPPED FIXED $$ DISCOUNTED SHARE BUYBACK (“DSB”) WITH INITIAL DELIVERY

Date:	November 6, 2015

To:	Denny's Corporation

Attention:	Ross Nell
Phone:	864-597-7170
Address:	203 East Main Street Spartanburg, SC 29319

Email:	rnell@dennys.com

From:	Wells Fargo Bank, National Association

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Wells Fargo Bank, National Association (“Wells Fargo”) and Denny’s Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”). The additional terms of the Transaction shall be set forth in a hedge completion notice in the form of Appendix B hereto (the “Hedge Completion Notice”), which shall reference this Confirmation and supplement, form a part of, and be subject to this Confirmation. This Confirmation and the Hedge Completion Notice together shall constitute a “Confirmation” for purposes of the Agreement specified below.
This Confirmation and the Hedge Completion Notice are subject to, and incorporate, the definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). This Transaction is a Share Forward Transaction for purposes of the Equity Definitions.
1.This Confirmation and the Hedge Completion Notice evidence a complete and binding agreement between Wells Fargo and Counterparty as to the terms of the Transaction to which this Confirmation and the Hedge Completion Notice relates. This Confirmation and the Hedge Completion Notice shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Wells Fargo and Counterparty had executed an agreement in such form (but without any Schedule except for the election of (i) the law (and not the law of conflicts) of the State of New York as the governing law and (ii) United States dollars as the Termination Currency) on the Trade Date. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation and the Hedge Completion Notice relates shall be governed by the Agreement.

If, in relation to the Transaction, there is any inconsistency between the Agreement, this Confirmation, the Hedge Completion Notice and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) the Hedge Completion Notice; (ii) this Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 6, 2015
Seller:	Wells Fargo
Buyer:	Counterparty
Shares:	The common stock of Counterparty (the “Issuer”), par value USD0.01 per share (NASDAQ ticker symbol: “DENN”)
Variable Obligation:	Applicable
Forward Cap Price:	As specified in Appendix A.
VWAP Price:
For any Averaging Date, the 10b-18 volume-weighted average price per Share at which the Shares trade for the regular trading session (including any extensions thereof) of the Exchange on such Averaging Date (without regard to pre-open or after hours trading outside of such regular trading session), as reported by Bloomberg at 4:15 p.m. New York City time (or 15 minutes following the end of any extension of the regular trading session) on such Averaging Date, on Bloomberg Page “DENN<Equity> AQR_SEC” (or any successor thereto). If such price is not reported on such Averaging Date for any reason or is, in the Calculation Agent’s good faith and commercially reasonable discretion, erroneous, such VWAP Price shall be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Exchange:	The NASDAQ Global Select Market
Related Exchange(s):	All Exchanges
Prepayment:	Applicable
Prepayment Date:	As specified in Appendix A.
Prepayment Amount:	As specified in Appendix A.
Initial Shares:	As specified in Appendix A.
Initial Share Delivery Date:
The Prepayment Date. On the Initial Share Delivery Date, Wells Fargo shall deliver a number of Shares equal to the Initial Shares to Counterparty in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Minimum Shares:	As specified in Appendix A.
Minimum Share Delivery:
Wells Fargo shall deliver a number of Shares equal to the excess, if any, of the Minimum Shares over the Initial Shares on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Minimum Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.
Minimum Share Delivery Date:	The first Clearance System Business Day following the last day of the Hedge Period.
Valuation Terms:
Hedge Period:	The period from and including the Hedge Period Start Date to and including the Hedge Period End Date.
Hedge Period Reference Price:
As specified in the Hedge Completion Notice, to be equal to the volume weighted average price of Well Fargo’s purchases to establish its initial hedge to the Transaction on the Hedge Period Averaging Dates.

Hedge Period Averaging Dates:
Each of the consecutive Exchange Business Days during the Hedge Period. If, at any time during the Hedge Period, the arithmetic average of the VWAP Prices for each Hedge Period Averaging Date (using a partial VWAP Price if measured during a Hedge Period Averaging Date) equals or exceeds the Hedging Threshold Price, (i) Wells Fargo shall have the right to accelerate the Hedge Period End Date as of such time and (ii) the Calculation Agent may make adjustments in a good faith and commercially reasonable manner to the Forward Cap Price exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate, for the purposes of calculating the Number of Shares to be Delivered, shall adjust the Prepayment Amount to preserve the fair value of the Transaction to Wells Fargo and ensure that Wells Fargo’s, or its affiliate’s, initial theoretical delta hedge position for the Transaction is equal to the number of Shares purchased by Wells Fargo or such affiliate during the Hedge Period Averaging Dates for the Transaction at the time of such termination.

Hedging Threshold Price:	The price per Share equal to the quotient of (i) the Prepayment Amount divided by (ii) the product of the percentage contained in the definition of the Forward Cap Price and the Initial Shares.
Hedge Period Start Date:	As specified in Appendix A.
Hedge Period End Date:
As specified in the Hedge Completion Notice, the Exchange Business Day on which Wells Fargo completes its initial hedge for the transaction. Within one Exchange Business Day following the Hedge Period End Date, Wells Fargo shall deliver to Counterparty the Hedge Completion Notice.

Valuation Date:	As specified in Appendix A.
Scheduled Earliest Acceleration Date:	As specified in Appendix A.
Averaging:	Applicable

Averaging Dates:	As specified in Appendix A.
Averaging Period:	All Averaging Dates.
Averaging Period Start Date:	The first Exchange Business Day following the last day of the Hedge Period.
Settlement Price:	For the Valuation Date, the arithmetic average of the VWAP Price on each Averaging Date for such Valuation Date minus the Settlement Price Adjustment.
Settlement Price Adjustment:	As specified in Appendix A.
Valuation Disruption:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” with “at any time on any Scheduled Trading Day during the Hedge Period or the Averaging Period” in the third line thereof.
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Upon the occurrence of a Disrupted Day during the Hedge Period or the Averaging Period, the Calculation Agent shall have the option in its commercially reasonable discretion either (i) to elect to extend the Hedge Period or Averaging Period, or both, by a number of Scheduled Trading Days equal to the number of Disrupted Days during the Hedge Period or Averaging Period, as the case may be, and/or (ii) determine that such Disrupted Day is a Disrupted Day only in part, in which case the Calculation Agent shall (x) determine the VWAP Price for such Disrupted Day based on trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (y) determine the Hedge Period Reference Price or Settlement Price, or both, as the case may be, based on an appropriately weighted average instead of the arithmetic average described under “Hedge Period Reference Price” above or “Settlement Price” below, with such adjustments based on the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any day on which the Exchange is scheduled to close prior to its normal closing time shall be considered a Disrupted Day in whole.

Settlement Terms:

Settlement Currency:	USD
Settlement Method:	Physical Settlement
Settlement Method Election:	Not Applicable
Number of Shares to be Delivered:
(i) if the Settlement Price is less than the Forward Cap Price, a number of Shares equal to the Prepayment Amount divided by the Settlement Price; or
(ii) if the Settlement Price is greater than or equal to the Forward Cap Price, a number of Shares equal to the Prepayment Amount divided by the Forward Cap Price.

Delivery on Settlement Date:
Wells Fargo’s obligation to deliver Shares pursuant to Section 9.2(a)(iii) of the Equity Definitions shall be reduced, but not below zero, by a number of Shares equal to the Initial Shares and any Shares delivered pursuant to the Minimum Share Delivery described above.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.
Settlement Date:	The date that follows the Valuation Date by one Settlement Cycle.
Representation and Agreement:
Wells Fargo does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Wells Fargo to Counterparty under the Transaction.

Share Adjustments:
Potential Adjustment Event:
It shall constitute an additional Potential Adjustment Event if a Market Disruption Event has been deemed to have occurred or if Wells Fargo otherwise suspends trading in the Shares for all or any portion of a Scheduled Trading Day within the Hedge Period or the Averaging Period.

Method of Adjustment:	Calculation Agent Adjustment
Extraordinary Dividend:
Any dividend or distribution on the Shares with an ex-dividend date occurring during the Relevant Dividend Period (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (a “Dividend”). For the avoidance of doubt, the Calculation Agent shall not make any adjustment for an Extraordinary Dividend.

Relevant Dividend Period:	The period from and including the Trade Date to and including the Relevant Dividend Period End Date.

Relevant Dividend Period End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Valuation Period (as defined in Annex A); otherwise, the Valuation Date.
Agreement Regarding Dividends:
Notwithstanding any other provision of this Confirmation, the Definitions or the Agreement to the contrary, in calculating any adjustment pursuant to Article 11 of the Equity Definitions or any amount payable in respect of any termination or cancellation of the Transaction pursuant to Article 12 of the Equity Definitions or Section 6 of the Agreement, the Calculation Agent shall not take into account changes to any dividends since the Trade Date. For the avoidance of doubt, if an Early Termination Date occurs in respect of the Transaction, the amount payable pursuant to Section 6 of the Agreement in respect of such Early Termination Date shall be determined without regard to the difference between actual dividends declared (including Extraordinary Dividends) and expected dividends as of the Trade Date.

Extraordinary Events:
Upon (x) the occurrence or effective designation of an Early Termination Date in respect of the Transaction or (y) the occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the Equity Definitions (except as a result of (i) an Extraordinary Event that is a Nationalization, Insolvency, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), if one party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Section 12.2, 12.3, 12.6, 12.7, 12.8 or 12.9 of the Equity Definitions (any such amount, a “Payment Amount”), then on the date on which any Payment Amount is due, in lieu of any payment or delivery of such Payment Amount, Counterparty may elect, by prior written notice to Wells Fargo as provided in the succeeding paragraph, that the party owing such amount shall deliver to the other party a number of Shares (or, in the case of a Merger Event, Tender Offer, Nationalization or Insolvency, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Extraordinary Event (each such unit, an “Alternative Termination Delivery Unit” and, the securities or property comprising such unit, “Alternative Termination Property”)) with a value equal to the Payment Amount, as determined in a commercially reasonable manner by the Calculation Agent (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Termination Property as of the Early Termination Date or the date as of which the Cancellation Amount is determined and, if such delivery is made by Wells Fargo, the prices at which Wells Fargo purchases Shares or Alternative Termination Property to fulfil its delivery obligations, to the extent doing so provides a commercially reasonable result) over a number of Scheduled Trading Days selected by Calculation Agent in good faith and in its commercially reasonable discretion based on the number of Scheduled Trading Days that would be appropriate to unwind a commercially reasonable hedge position; provided that in determining the composition of any Alternative Termination Delivery Unit, if the relevant Extraordinary Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.
If Counterparty elects for Wells Fargo to settle any Payment Amount owed by Wells Fargo to it in Shares or Alternative Termination Property, then on the date such Payment Amount is due, a settlement balance (the “Payment Amount Settlement Balance”) shall be established with an initial balance equal to the Payment Amount. On such date, Wells Fargo shall commence purchasing Shares or Alternative Termination Property over a commercially reasonable period for delivery to Counterparty and in a commercially reasonable manner to unwind a commercially reasonable hedge position. At the end of each Scheduled Trading Day on which Wells Fargo purchases Shares or Alternative Termination Property pursuant to this paragraph, Wells Fargo shall reduce the Payment Amount Settlement Balance by the amount paid by Wells Fargo to purchase the Shares or Alternative Termination Property purchased on such Scheduled Trading Day. Wells Fargo shall deliver any Shares or Alternative Termination Property purchased on a Scheduled Trading Day to Counterparty on the third Clearance System Business Day following the relevant Scheduled Trading Day. Wells Fargo shall continue purchasing Shares or Alternative Termination Property over a commercially reasonable period until the Payment Amount Settlement Balance has been reduced to zero. If delivery of Shares or Alternative Termination Property is to be made by Wells Fargo pursuant to this paragraph, the period during which Wells Fargo purchases Shares or Alternative Termination Property to fulfill its delivery obligations under this paragraph shall be referred to as the “Termination Purchase Period.”
If Counterparty elects to settle any Payment Amount owed to Wells Fargo in Shares or Alternative Termination Property it must do so pursuant to Section 12 of this Confirmation and in a manner such that the value received by Wells Fargo (net of all commercially reasonable fees, expenses or discounts to compensate for any discount from the public market price of the Shares incurred on the sale of such Shares in a private placement) is not less than the Payment Amount, as determined by the Calculation Agent. For the avoidance of doubt, notwithstanding anything to the contrary in the Definitions or this Confirmation, the Payment Amount will not reflect the value associated with any Excess Dividend declared or paid by Counterparty to holders of record of any Shares as of any date occurring on or after the Trade Date and prior to the date on which the Payment Amount is received.

Announcement Date:
The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall be amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”, (iii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”, (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof, (v) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the second line thereof, (vi) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereto, (vii) deleting the parenthetical in the fifth line thereof and (viii) adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)”. Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” with “Announcement Date.”
For purposes of this Transaction, the definition of “Merger Date” in Section 12.1(c) of the Equity Definitions shall be amended by inserting in the first line thereof, after the word “means”, the words “each of the Announcement Date and”. For purposes of this Transaction, the definition of “Tender Offer Date” in Section 12.1(e) Equity Definitions shall be amended to read, “Tender Offer Date shall mean the Announcement Date.”

Cancellation and Payment (Calculation Agent Determination):
Sections 12.2(e) and 12.3(d) and the first paragraph of Section 12.7(b) of the Equity Definitions shall be amended by inserting the words “or Share Forward Transaction” after the words “Option Transaction” in each place where such words appear therein. Section 12.7(c) shall be deleted from the Equity Definitions, and each reference in the Equity Definitions to “Section 12.7(c)” shall be replaced with a reference to “Section 12.7(b)”.

Acknowledgment Regarding Adjustments:
Any adjustment to the terms of the Transaction, or the determination of any amounts due upon termination of the Transaction as a result of a Merger Event or Tender Offer shall take into account, and shall not duplicate the economic effects of, any extension or other adjustment hereunder (including, without limitation, any adjustment in Section 8 below).
Consequences of Merger Events:
Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)
Share-for Combined:	Component Adjustment
New Shares:
In the definition of “New Shares” in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors).”

Tender Offer:	Applicable
Consequences of Tender Offers:
Share-for-Share:	Modified Calculation Agent Adjustment or Cancellation and Payment (Calculation Agent Determination), at the commercially reasonable election of Wells Fargo.
Share-for-Other:	Modified Calculation Agent Adjustment or Cancellation and Payment (Calculation Agent Determination), at the commercially reasonable election of Wells Fargo.
Share-for-Combined:	Modified Calculation Agent Adjustment or Cancellation and Payment (Calculation Agent Determination), at the commercially reasonable election of Wells Fargo.
Determining Party:	Wells Fargo
Composition of Combined Consideration:
Not Applicable; provided that notwithstanding Sections 12.1(f) and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares in connection with a Merger Event or Tender Offer could be determined by a holder of the Shares, the Calculation Agent shall, in its sole discretion, determine the composition of such consideration for purposes of determining the consequences of such Merger Event or Tender Offer under the Transaction.

Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination) In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be the

Exchange.
Additional Disruption Events:
Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Shares or Hedge Positions” and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Not Applicable
Insolvency Filing:	Applicable
Hedging Disruption:
Applicable; provided that: (i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two sentences at the end of such Section: “For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms and trade with sufficient liquidity to support a commercially reasonable Hedge Position in respect of the Transaction.”; and (ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by (x) deleting in the third line thereof the words “to terminate the Transaction”, and replacing them with the words “(A) to terminate the Transaction or a portion of the Transaction affected by such Hedging Disruption” and by (y) inserting in the last line thereof after the word “other”, the words “, (B) that such occurrence be a Potential Adjustment Event and/or (C) to deem that a Market Disruption Event has occurred and will be continuing at any time following the occurrence and during the continuance of such an event”.

Hedging Party:	Wells Fargo
Increased Cost of Hedging:	Applicable
Hedging Party:	Wells Fargo
Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	As specified in Appendix A.
Hedging Party:	Wells Fargo
Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	As specified in Appendix A.
Hedging Party:	Wells Fargo
Determining Party for all Extraordinary Events:	Wells Fargo
Miscellaneous:
Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable
3. Calculation Agent:	Wells Fargo
4. Account Details:
Wells Fargo’s USD payment instructions:	ABA: 121-000-248 Wells Fargo Bank, National Association Charlotte, NC Internal Acct No. 01020304464228 A/C Name: WFB Equity Derivatives
Wells Fargo’s delivery instructions:	DTC Number:2072 Agent ID:52196 Institution ID:52196
Counterparty’s payment and delivery instructions:	To be advised.

5.	Offices:

(a)	The Office of Wells Fargo for the Transaction is:

Wells Fargo Bank, National Association
375 Park Avenue
New York, NY 10152

For notices with respect to the Transaction:

Notwithstanding anything to the contrary in the Agreement, all notices to Wells Fargo in connection with the Transaction are effective only upon receipt of email message to
CorporateDerivativeNotifications@wellsfargo.com

(b)	The Office of Counterparty for the Transaction is: None

For notices with respect to the Transaction:
Denny’s Corporation
Attention: Ross Nell
VP, Tax & Treasurer
203 East Main Street
Spartanburg, SC 29319
864-597-7170
rnell@dennys.com

6.	Additional Provisions.

(a)	Counterparty Representations and Agreements. Counterparty represents and warrants to, and agrees with, Wells Fargo as follows:

(i)
Public Reports. As of the Trade Date, Counterparty is in compliance with its reporting obligations under the Exchange Act, and all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. Without limiting the generality of the foregoing, as of the Trade Date and as of the date of any election with respect to the Transaction (including any date that Counterparty elects to deliver or receive Shares hereunder pursuant to “Settlement Method” in Annex A or “Extraordinary Events” herein), Counterparty and its officers and directors are not aware of any material non-public information regarding Counterparty or the Shares.

(ii)
Regulation M. Counterparty is not on the Trade Date engaged in a “distribution,” as such term is used in Regulation M under the Exchange Act (“Regulation M”). In the event that Counterparty reasonably concludes that it or any of its affiliates or agents will take any action that would cause Regulation M to be applicable to any purchases of Shares, or any security for which the Shares is a “reference security” (as defined in Regulation M), by Counterparty or any of its “affiliated purchasers” (as defined in Regulation M) on any day prior to the second Scheduled Trading Day immediately following the later of the (i) the Valuation Date, (ii) the Final Settlement Valuation Date, and (iii) the last day of the Termination Purchase Period, as applicable, Counterparty shall provide Wells Fargo at least five Scheduled Trading Days’ written notice of such fact prior to the beginning of the restricted period applicable to such distribution under Regulation M. Counterparty acknowledges that any such action could cause the occurrence (or deemed occurrence) of a Market Disruption Event (and, accordingly, a Potential Adjustment Event). Accordingly, Counterparty acknowledges that its actions in relation to any such notice must comply with the standards set forth in Section 6(b)(iii) below.

(iii)
No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act and will not engage in any other securities or derivative transaction to such ends.

(iv)
No Distribution. Counterparty is not entering into the Transaction to facilitate a distribution of the Shares (or any security that may be converted into or exercised or exchanged for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares) or in connection with any future issuance of securities.

(v)
Solvency. As of the Trade Date, the Initial Share Delivery Date and the Prepayment Date, (a) the aggregate fair market value of Counterparty’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (b) it has not engaged in and will not engage in any business or transaction after which the property remaining with it will be unreasonably small in relation to its business, (c) it has not incurred and does not intend to incur debts beyond its ability to pay as they mature, and (d) as a result of entering into and performing its obligations under the Transaction, (x) it has not violated and will not violate any relevant state law provision applicable to the acquisition or redemption by an issuer of its own securities and (y) it would not be nor would it be rendered “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)).

(vi)
Eligible Contract Participant. It is an “eligible contract participant,” as defined under the Commodity Exchange Act (7 U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3) because it is a corporation, partnership, organization, trust, or other entity (other than a commodity pool or a proprietorship) that has total assets exceeding $10,000,000.

(vii)	Tender Offers. The purchase or writing of the Transaction by Counterparty will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(viii)
Investment Company. Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix)
Accounting Treatment. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Wells Fargo nor any of its Affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity.

(x)
Authorization and Disclosure. Upon Wells Fargo’s request, Counterparty shall deliver to Wells Fargo a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Wells Fargo shall reasonably request. Counterparty has publicly disclosed on April 1, 2015 its authorization to repurchase Shares.

(xi)	[Reserved].

(xii)
No Overlapping Transactions. Counterparty has not and will not enter into agreements similar to the Transaction where any initial hedge period, averaging period, termination purchase period or settlement valuation period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, averaging period, termination purchase period or settlement valuation period as provided in the relevant agreements) with any Hedge Period, Averaging Period, Termination Purchase Period or Settlement Valuation Period under this Confirmation. In the event of any such overlap as a result of any postponement of the Valuation Date pursuant to “Valuation Disruption” above or implementation of the Settlement Valuation Period, Counterparty shall promptly amend such transaction to avoid any such overlap.

(xiii)
Rule 10b-18 purchases. Counterparty represents and warrants to Wells Fargo that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act, “Rule 10b-18”) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

(b)	Rule 10b5-1.

(i)
Counterparty intends the Transaction to comply with the requirements of Rule 10b5-1(c) under the Exchange Act. Counterparty represents that it is entering into the Transaction in good faith and not as part of a plan or scheme to evade the antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of the Transaction under Rule 10b5-1 under the Exchange Act.

(ii)
Counterparty shall not, at any time during any Hedge Period, Averaging Period, Settlement Valuation Period or Termination Purchase Period, communicate, directly or indirectly, any material nonpublic information concerning itself or the Shares or purchases or sales of Shares by Wells Fargo (or its agent or affiliate) to any Relevant Bank Personnel. “Relevant Bank Personnel” means any employees or agents of Wells Fargo or any affiliate of Wells Fargo that Wells Fargo has notified Counterparty in writing are “Relevant Bank Personnel”; provided that Wells Fargo may amend the list of Relevant Bank Personnel at any time by delivering a revised list to Counterparty. “Relevant Bank Personnel” shall initially mean any personnel of the equity derivatives trading group of Wells Fargo or its affiliates who are responsible for, or have the ability to influence, the execution of this Transaction and of Wells Fargo’s hedge in relation thereto.

(iii)
Counterparty agrees that Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(iv)
Counterparty acknowledges and agrees that it does not have, and shall not attempt to exercise, any influence over how, when or whether Wells Fargo effects any purchases of Shares in connection with the Transaction.

(c)	U.S. Private Placement and Other Representations.

Each party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, each party hereby represents and warrants to the other party as of the date hereof that:

(i)	It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.

(ii)	It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder.

(iii)	It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

(iv)
It has the power to execute this Confirmation and any other documentation relating to this Confirmation to which it is a party, to deliver this Confirmation and any other documentation relating to this Confirmation that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such execution, delivery and performance.

(v)
Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(d)
Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Wells Fargo is a “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that this Transaction is (i) a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, in which case each payment and delivery made pursuant to this Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and that Wells Fargo is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e)
Bankruptcy Status. Wells Fargo acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the transactions contemplated hereby that are senior to the claims of Counterparty’s common stockholders in the event of Counterparty’s bankruptcy; provided, that nothing herein shall be deemed to limit Wells Fargo’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Agreement; and provided, further, that nothing herein shall limit or shall be deemed to limit Wells Fargo’s rights in respect of any transaction other than this Transaction.

(f)
No Collateral or Setoff. Notwithstanding any provision of this Confirmation, the Agreement, or any other agreement between the parties to the contrary, the obligations of Counterparty under this Transaction are not secured by any collateral. Wells Fargo agrees not to set off or net amounts due from Counterparty with respect to this Transaction against amounts due from Wells Fargo to Counterparty under obligations other than Equity Contracts. “Equity Contract” means any transaction relating to Shares between the parties (or any of their affiliates) that qualifies as ‘equity’ under applicable accounting rules.

(g)
Additional Termination Event. Notwithstanding any other provision hereof, an Additional Termination Event shall occur and Counterparty shall be the sole Affected Party pursuant to such Additional Termination Event if: (i) at any time on or prior to the Valuation Date, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price as specified in Appendix A; or (ii) Counterparty declares an Extraordinary Dividend with an ex-dividend date which occurs or is scheduled to occur during the Relevant Dividend Period. For the avoidance of doubt, such Extraordinary Dividend shall not constitute a Potential Adjustment Event.

(h)
Maximum Number of Shares. Notwithstanding any provisions of this Confirmation, the Agreement or the Equity Definitions to the contrary, in no event shall the aggregate number of Shares that Counterparty shall be obligated to deliver in connection with this Transaction exceed 9,100,000 Shares, as such number may be proportionately adjusted by the Calculation Agent to reflect stock splits or similar events.

(i)	Maximum Share Delivery. In no event shall Wells Fargo be required to deliver any Shares in respect of any Transaction in excess of 40,000,000 Shares.

(j)
Agreements to Deliver Documents. Counterparty agrees to complete (accurately and in a manner reasonably satisfactory to the other party), execute, and deliver to Wells Fargo, United States Internal Revenue Service Form W-8 or Form W-9, as applicable, or any successor of such form, (i) upon execution of this Confirmation, (ii) promptly upon reasonable demand by Wells Fargo, and (iii) promptly upon learning that any such form previously provided by it has become obsolete or incorrect.

(k)
Indemnity. Counterparty shall indemnify and hold harmless Wells Fargo and any of its affiliates, directors, officers, employees, partners, controlling entities or agents (each, an “Indemnified Party”) from and against any and all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (“Losses”) arising out of or attributable to (i) Counterparty’s actions taken or not taken in connection with this Confirmation or the Transaction and (ii) the engagement of Wells Fargo pursuant to, and the performance by Wells Fargo of the services contemplated by this Confirmation, except to the extent that such Loss is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or bad faith of any Indemnified Party. This indemnity agreement shall be in addition to any liability that Counterparty otherwise may have. The provisions of this paragraph shall survive the termination of this Confirmation.

(l)
Counterparty Purchases. Without the prior written consent of Wells Fargo, Counterparty shall not, and shall cause its “affiliates” and “affiliated purchasers” (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Hedge Period, Averaging Period, Settlement Valuation Period or Termination Purchase Period. During such time, any purchases of Shares (or any security convertible into or exchangeable for Shares) by Counterparty shall be made through Wells Fargo Securities, LLC, which is an affiliate of Wells Fargo.

(m)
Merger-related Transactions. During the Hedge Period, Averaging Period, Settlement Valuation Period and Termination Purchase Period, as applicable, Counterparty shall (i) notify Wells Fargo prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Wells Fargo following any such announcement that such announcement has been made, and (iii) promptly deliver to Wells Fargo following the making of any such announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Wells Fargo of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such public announcement may cause the terms of the Transaction to be adjusted or terminated. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6(b) above. The Counterparty acknowledges that any such public announcement may cause the terms of the Transaction to be adjusted or terminated, to the extent provided herein.

(n)
Acknowledgments and Agreements Regarding Hedging. Counterparty acknowledges and agrees that (i) during the Hedge Period and the Averaging Period, Wells Fargo and its affiliates may (x) buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction and (y) be active in the market for Shares other than in connection with hedging activities in relation to the Transaction, (ii) Wells Fargo shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Hedge Period Reference Price, the Settlement Price and/or the VWAP Price and (iii) any market activities of Wells Fargo and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty.

7.	Regulatory Disruption.

In the event that Wells Fargo reasonably determines, in good faith and based on the advice of counsel, that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Wells Fargo, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E), to refrain from purchasing Shares or to purchase fewer than the number of Shares than would otherwise be expected to be purchased in a commercially reasonable manner on any Scheduled Trading Day during the duration of this Transaction, then Wells Fargo may, in its commercially reasonable discretion, elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days. Wells Fargo shall notify Counterparty upon the exercise of Wells Fargo’s rights pursuant to this Section 7 and shall subsequently notify the Issuer on the day Wells Fargo believes that the circumstances giving rise to such exercise have changed. If the Hedge Period or Averaging Period is suspended pursuant to this Section 7, at the end of such suspension Wells Fargo shall determine the number of Scheduled Trading Days remaining in the Hedge Period and/or Averaging Period, as appropriate, and the terms of this Transaction shall be adjusted by the Calculation Agent. All determinations by Wells Fargo shall be made in good faith and a commercially reasonable manner and assuming Wells Fargo maintains a commercially reasonable hedge position.

8.	Special Provisions regarding Acquisition Transaction Announcements.

(a)
If an Acquisition Transaction Announcement occurs on or prior to the final Settlement Date, then the Calculation Agent shall make in a good faith and commercially reasonable manner such adjustments to the exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the Forward Cap Price, the Number of Shares to be Delivered and the Settlement Price Adjustment) as the Calculation Agent determines appropriate, at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such Acquisition Transaction Announcement (including adjustments to account solely for changes in price, volatility, stock loan rate and liquidity relevant to the Shares, to the Transaction or to commercially reasonable hedge positions in respect of the Transaction).  If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the Scheduled Earliest Acceleration Date, the Scheduled Earliest Acceleration Date shall be the date of such Acquisition Transaction Announcement. If, after giving effect to any such adjustment, the

Number of Shares to be Delivered for any settlement of the Transaction is a negative number, then the terms of the Counterparty Settlement Provisions in Annex A shall apply.

(b)
“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction, or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Counterparty or a third party.

(c)
“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv)  any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 15% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

9.	Staggered Settlement.

Notwithstanding anything to the contrary herein, Wells Fargo may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

10.	Transfer and Assignment.
Notwithstanding anything to the contrary in the Agreement, Wells Fargo may assign, transfer and set over all its rights, title and interest, powers, privileges and remedies under any Transaction, in whole or in part, to an affiliate of Wells Fargo, without the consent of Counterparty.

11.	Limit on Beneficial Ownership.
Notwithstanding anything to the contrary in this Confirmation, Counterparty acknowledges and agrees that, on any day, Wells Fargo shall not be obligated to receive from Counterparty any Shares, and Counterparty shall not be entitled to deliver to Wells Fargo any Shares, to the extent (but only to the extent) that after such transactions Wells Fargo’s ultimate parent entity would directly or indirectly “beneficially own” (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time on such day in excess of 8% of the outstanding Shares. Any purported receipt of Shares shall be void and have no effect to the extent (but only to the extent) that after such receipt, Wells Fargo’s ultimate parent entity would directly or indirectly so beneficially own in excess of 8% of the outstanding Shares. If, on any day, any receipt of Shares by Wells Fargo is not effected, in whole or in part, as a result of this Section 11, Counterparty’s obligations to deliver such Shares shall not be extinguished and any such delivery shall be effected over time by Counterparty as promptly as Wells Fargo determines, such that after any such delivery, Wells Fargo’s ultimate parent entity would not directly or indirectly beneficially own in excess of 8% of the outstanding Shares.

12.	Registration Provisions.
Counterparty hereby agrees that if, in the good faith and commercially reasonable judgment of Wells Fargo, any Shares acquired by Wells Fargo for the purpose of hedging its obligations pursuant to the Transaction or otherwise delivered by the Counterparty to Wells Fargo for any reason hereunder cannot be sold in the public market by Wells Fargo without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Wells Fargo to sell such Shares in a registered offering, make available to Wells Fargo an effective registration statement under the Securities Act to cover the resale of such Shares and (A) enter into an agreement, in form and substance satisfactory to Wells Fargo, substantially in the form of an underwriting agreement for a registered offering of similar size, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of similar size, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Wells Fargo, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities of similar size and (E) afford Wells Fargo a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of similar size; provided that if Wells Fargo, in its good faith discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 12 shall apply at the election of Counterparty; (ii) in order to allow Wells Fargo to sell such Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to Wells Fargo, which private placement agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Wells Fargo and its affiliates, and shall provide for Counterparty using best efforts to deliver documentation appropriate for a private placement of similar size, all commercially reasonably acceptable to Wells Fargo (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, using commercially reasonable judgment, to compensate Wells Fargo for any discount from the public market price of the Shares incurred on the sale of such Shares in a private placement); or (iii) purchase the Shares from Wells Fargo at the Volume Weighted Average Price on such Exchange Business Days, and in the amounts, requested by Wells Fargo. “Volume Weighted Average Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page DENN <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

13.	Calculations and Payment Date upon Early Termination.
The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of the Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Wells Fargo may (but need not) determine such amount based on (i) expected losses assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss or (ii) the price at which one or more market participants would offer to sell to Wells Fargo a block of Shares equal in number to Wells Fargo’s hedge position in relation to the Transaction. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early

Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective.

14.	Counterparts.
This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

15.	Waiver of Trial by Jury.
EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF WELLS FARGO OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

16.	Adjustments.
For the avoidance of doubt, whenever Wells Fargo, Calculation Agent or Determining Party are called upon to make an adjustment or determination pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, Wells Fargo, Calculation Agent and Determining Party shall make such adjustment or determination by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable Hedge Position at the time of the event.

17.	Agreements Regarding the Hedge Completion Notice.

(a)	Counterparty accepts and agrees to be bound by the contractual terms and conditions as set forth in the Hedge Completion Notice.

(b)
Wells Fargo and Counterparty agree and acknowledge that (A) the transactions contemplated by this Confirmation and the Hedge Completion Notice will be entered into in reliance on the fact that this Confirmation the Hedge Completion Notice form a single agreement between Wells Fargo and Counterparty, and Wells Fargo would not otherwise enter into such transactions, (B) this Confirmation, as supplemented by the Hedge Completion Notice, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (C) the Hedge Completion Notice, regardless of whether the Hedge Completion Notice is transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (D) this Confirmation constitutes a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Confirmation, as supplemented by the Hedge Completion Notice.

(c)
Counterparty and Wells Fargo further agree and acknowledge that this Confirmation, as supplemented by the related Hedge Completion Notice, constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.

18.	Amendments to the Equity Definitions.

(a)
Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “an”; and adding the phrase “or such Transaction” at the end of the sentence.

(b)
Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (ii) adding the phrase “or such Transaction” after the words “the relevant Shares” in the same sentence, (iii) deleting the words “dilutive or concentrative” in the sixth to last line thereof, and (iv) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(c)
Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material”; and adding the phrase “or the relevant Transaction” at the end of the sentence.

(d)
Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Wells Fargo’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(e)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(i)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(ii)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(f)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(i)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(ii)
(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other” and (4) deleting clause (X) in the final sentence.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to CorporateDerivativeNotifications@wellsfargo.com.

WELLS FARGO BANK, NATIONAL ASSOCIATION	DENNY’S CORPORATION

By: /s/ Thomas Yates	By: /s/ Ross B. Nell
Name: Thomas Yates Title: Managing Director	Name: Ross B. Nell Title: V.P. Tax & Treasurer